Exhibit 3.1

MIMECAST LIMITED

registered number 119119

(the “Company”)

Written resolution of the members of the Company

We, the undersigned, being all of the members of the Company as at the date when the following resolution (the “Resolution”) is deemed passed, HEREBY RESOLVE that, pursuant to Article 95 of the Companies (Jersey) Law 1991 (the Law), the following Resolution be and is hereby approved as a special resolution of the Company, such Resolution being deemed to be passed when this instrument is signed:

SPECIAL RESOLUTION

1.	THAT:

(a)

pursuant to Article 16 of the Law, the Company changes its status to become a private company and in connection therewith the memorandum of association of the Company be and is hereby altered by the deletion of paragraph 2 and the insertion in its place of a new paragraph 2 as follows:

‘2.	The Company is a private company.’;

(b)

pursuant to Article 38(1)(f) of the Law all of the 5,000,000 preferred shares with a par value of US$0.012 each in the unissued share capital of the Company be and are hereby cancelled and the share capital of the Company be diminished by the corresponding amount and that in connection therewith the memorandum of association of the Company be and is hereby altered by the deletion of paragraph 4 and the insertion in its place of a new paragraph 4 as follows:

‘4.	The share capital of the Company is US$3,600,000 divided into 300,000,000 ordinary shares with a par value of US$0.012 each.’; and

(c)

pursuant to Article 11 of the Law, and to, among other things, reflect (a) and (b) above, the memorandum and articles of association of the Company be altered by the deletion of the existing memorandum and articles of association of the Company in their entirety and the adoption in their place of the memorandum and articles of association in the form attached to this written resolution.

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/s/ Rafeal Edgar Brown
Rafeal Edgar Brown
Duly authorized for and on behalf of Magnesium Bidco Limited

Dated: 19 May 2022

/s/ Rafeal Edgar Brown
Rafeal Edgar Brown
Duly authorized for and on behalf of Magnesium Midco Limited

Dated: 19 May 2022

Notes:

This instrument must be forwarded to the Secretary for filing with the minutes of meetings of the members of the Company.

[Signature Page to Special Resolutions of Company to Convert to private limited company in Jersey]

COMPANIES (JERSEY) LAW 1991

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

MIMECAST LIMITED

a par value limited company

Company number: 119119

Incorporated the 28th day of July 2015

COMPANIES (JERSEY) LAW 1991 (the “Law”)

MEMORANDUM OF ASSOCIATION

OF

MIMECAST LIMITED

(the “Company”)

a par value limited company

1.	INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2.	COMPANY NAME

The name of the Company is Mimecast Limited

3.	TYPE OF COMPANY

3.1	The Company is a private company.

3.2	The Company is a par value company.

4.	NUMBER OF SHARES

The share capital of the Company is US$3,600,000 divided into 300,000,000 ordinary shares with a par value of US$0.012 each.

5.	LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

MIMECAST LIMITED

a par value limited company

CONTENTS

1.	INTERPRETATION	1

2.	SHARE CAPITAL	4

3.	SHARE PREMIUM ACCOUNT	5

4.	ALTERATION OF SHARE CAPITAL	5

5.	VARIATION OF RIGHTS	6

6.	REGISTER OF MEMBERS	6

7.	SHARE CERTIFICATES	7

8.	LIEN	7

9.	CALLS ON SHARES	8

10.	FORFEITURE OF SHARES	9

11.	TRANSFER OF SHARES	11

12.	TRANSMISSION OF SHARES	12

13.	TRANSFER OF SECURED SHARES	13

14.	GENERAL MEETINGS	13

15.	CLASS MEETINGS	14

16.	NOTICE OF GENERAL MEETINGS	14

17.	PROCEEDINGS AT GENERAL MEETINGS	15

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18.	VOTES OF MEMBERS	18

19.	CORPORATE MEMBERS	19

20.	DIRECTORS	19

21.	ALTERNATE DIRECTORS	20

22.	POWERS OF DIRECTORS	20

23.	DELEGATION OF DIRECTORS’ POWERS	21

24.	APPOINTMENT OF DIRECTORS	21

25.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS	22

26.	REMUNERATION AND EXPENSES OF DIRECTORS	22

27.	EXECUTIVE DIRECTORS	23

28.	DIRECTORS’ INTERESTS	23

29.	PROCEEDINGS OF DIRECTORS	24

30.	MINUTE BOOK	26

31.	SECRETARY	27

32.	NOMINATED PERSON	27

33.	THE SEAL	27

34.	AUTHENTICATION OF DOCUMENTS	28

35.	DIVIDENDS	28

36.	CAPITALISATION OF PROFITS	30

37.	ACCOUNTS AND AUDIT	31

38.	NOTICES, OTHER DOCUMENTS AND INFORMATION	31

39.	WINDING UP	33

40.	INDEMNITY	33

41.	NON-APPLICATION OF STANDARD TABLE	34

42.	SCHEME OF ARRANGEMENT	34

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COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

MIMECAST LIMITED

a par value limited company

1.	INTERPRETATION

1.1	In these Articles, unless the context or law otherwise requires, the following words and expressions shall have the meanings respectively assigned to them below:

1.1.1	these “Articles” means these Articles of Association in their present form or as from time to time amended;

1.1.2	“Auditors” means the auditors (if any) of the Company appointed pursuant to these Articles;

1.1.3

“Bankrupt” and “Bankruptcy” include the meanings ascribed to those words by Article 8 of the Interpretation (Jersey) Law, 1954 as well as any other state of bankruptcy, insolvent winding up, administration, receivership, administrative receivership or similar status under the laws of any relevant jurisdiction;

1.1.4

“Clear Days” means in relation to the period of a Notice that period excluding the day when the Notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

1.1.5	“Company” means the company incorporated under the Law in respect of which these Articles have been registered;

1.1.6	“Directors” means the directors of the Company for the time being;

1.1.7	“Holder” means in relation to shares the Member whose name is entered in the Register as the holder of the shares;

1.1.8	“the Law” means the Companies (Jersey) Law 1991 and any subordinate legislation from time to time made thereunder, including any statutory modifications or re-enactments for the time being in force;

1.1.9	“Member” means the subscribers to the Memorandum of Association of the Company and any other Person whose name is entered in the Register as the Holder of shares in the Company;

1.1.10	“Month” means calendar month;

1.1.11

“Nominated Person” means any Person who: (a) is eligible to be appointed as a nominated person of the Company under the Financial Services (Disclosure and Provision of Information) (Jersey) Law 2020; (b) has consented to such appointment; and (c) is under and in accordance with that law (i) specified as appointed as nominated person in the application to the Jersey Financial Services Commission to register the Company or (ii) appointed as such by the Directors;

1.1.12	“Notice” means a notice in Writing unless otherwise specifically stated;

1.1.13	“Office” means the registered office ofthe Company;

1.1.14	“Officer” includes a Secretary but otherwise has the meaning ascribed to it in the Law;

1.1.15	“Ordinary Resolution” means a resolution of the Company in general meeting adopted by a simple majority ofthe votes cast at that meeting;

1.1.16	“Paid Up” includes credited as paid up;

1.1.17	“Persons” includes associations and bodies of persons, whether corporate or unincorporate;

1.1.18	“Present”:

(a)

in relation to general meetings of the Company and to meetings of the Holders of any class of shares includes present by attorney or by proxy or in the case of a corporate shareholder by representative; and

(b)

in relation to Virtual Meetings means present by means of participating in a communication in accordance with the Law and, in relation to physical meetings at which Virtual Attendance is permitted, includes present by way of Virtual Attendance in accordance with the Law, but a Member shall not be regarded as Present at a meeting unless the Member is entitled to attend and vote at that meeting;

1.1.19	“Register” means the register of Members required to be kept pursuant to Article 41 of the Law;

1.1.20	“Seal” means the common seal ofthe Company;

1.1.21

“Secretary” means any Person appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more Persons being appointed as joint secretaries any one or more of the Persons so appointed;

1.1.22

“Signed” includes a signature or representation of a signature affixed by mechanical or other means or any other means of signifying agreement permitted by law and where a document is to be signed by a company, an association or a body of Persons the word “Signed” shall be construed as including the signature of a duly authorised representative on its behalf as well as any other means by which it would normally execute the document;

1.1.23	“Special Resolution” means a resolution of the Company passed as a special resolution in accordance with the Law;

1.1.24

“Virtual Attendance” means the attendance at a meeting by Persons entitled to do so solely by means of participating in a communication in accordance with the Law where certain other Persons entitled to do so attend that meeting by being physically present together at a meeting place;

1.1.25

“Virtual Meeting” means a meeting at which all Persons (being Persons entitled to participate in that meeting) participate in that meeting solely by means of participating in a communication in accordance with the Law; and

1.1.26	“in Writing” includes written, printed, telexed, electronically transmitted or represented or reproduced by any other mode of representing or reproducing words in a visible form.

1.2	Save as defined herein and unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Law.

1.3	In these Articles, unless the context or law otherwise requires:

1.3.1	words and expressions which are cognate to those defined in Article 1.1 shall be construed accordingly;

1.3.2	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

1.3.3	words importing the singular number only shall be construed as including the plural number and vice versa;

1.3.4	words importing one gender only shall be construed as including each other gender;

1.3.5	the word “dividend” has the meaning ascribed to the word ‘‘distribution” in Article 114 of the Law;

1.3.6

references to enactments are to such enactments as are from time to time modified, re-enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed; and

1.3.7	references to a numbered Article are to the Article so numbered of these Articles.

1.4	The clause and paragraph headings in these Articles are for convenience only and shall not be taken into account in the construction or interpretation of these Articles.

2.	SHARE CAPITAL

2.1	The share capital of the Company is as specified in the Memorandum of Association and the shares of the Company shall have the rights and be subject to the conditions contained in these Articles.

2.2

Without prejudice to any special rights for the time being conferred on the Holders of any shares or class of shares (which special rights shall not be varied or abrogated except with such consent or sanction as is hereinafter provided) any share or class of shares in the capital of the Company may be issued with such preferred, deferred or other special rights or such restrictions whether in regard to dividends, return of capital, voting or otherwise as the Company may from time to time by Ordinary Resolution determine.

2.3	The Company may issue fractions of shares in accordance with and subject to the provisions of the Law provided that:

2.3.1	a fraction of a share shall be taken into account in determining the entitlement of a Member as regards dividends or on a winding up; and

2.3.2	a fraction of a share shall not entitle a Member to a vote in respect thereof.

2.4	Subject to the provisions of the Law, the Company may from time to time:

2.4.1	issue; or

2.4.2	convert any existing non-redeemable shares (whether issued or not) into,

shares which are to be redeemed or are liable to be redeemed at the option of the Company or at the option of the Holder thereof and on such terms and in such manner as may be determined by Special Resolution.

2.5	Subject to the provisions of the Law, the Company may purchase its own shares (including redeemable shares) including by the purchase of depositary certificates in respect of such shares.

2.6

Subject to the provisions of these Articles, the unissued shares for the time being in the capital of the Company shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such Persons at such times and generally on such terms and conditions as they think fit.

2.7

The Company may apply its shares or capital money either directly or indirectly in payment of a commission, discount or allowance to a Person. Any such commission, discount or allowance may be satisfied by the payment of cash and/or by the allotment of fully or partly paid shares or in any other way.

2.8

Except as otherwise provided by these Articles or by law, no Person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise any equitable, contingent, future or partial interest in any share or any interest in any fraction of a share or any other right in respect of any share except an absolute right to the entirety thereof in the Holder.

3.	SHARE PREMIUM ACCOUNT

3.1

Except as provided in Article 3.2, where the Company issues shares at a premium, the amount or value (as determined by the Directors) of any premiums shall be transferred, as and when the premiums are Paid Up, to a share premium account which shall be kept in the books of the Company in the manner required by the Law. The sums for the time being standing to the credit of the share premium account shall be applied only in accordance with the Law.

3.2

Where the Law permits the Company to refrain from transferring any amount to a share premium account, that amount need not be so transferred; but the Directors may if they think fit nevertheless cause all or any part of such amount to be transferred to the relevant share premium account.

3.3

The Company may acting by the Directors transfer an amount to a share premium account of the Company from any other account of the Company (other than the capital redemption reserve or the nominal capital account).

4.	ALTERATION OF SHARE CAPITAL

4.1	The Company may by Special Resolution alter its share capital as stated in the Memorandum of Association in any manner permitted by the Law.

4.2	Any new shares created on an increase or other alteration of share capital shall be issued upon such terms and conditions as the Company may by Ordinary Resolution determine.

4.3

Any capital raised by the creation of new shares shall, unless otherwise provided by the conditions of issue of the new shares, be considered as part of the original capital and the new shares shall be subject to the provisions of these Articles with reference to the payment of calls, transfer and transmission of shares, lien or otherwise applicable to the existing shares in the Company.

4.4	Subject to the provisions of the Law, the Company may by Special Resolution reduce its capital accounts in any way.

5.	VARIATION OF RIGHTS

5.1

Whenever the capital of the Company is divided into different classes of shares the special rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up:

5.1.1	with the consent in Writing of the Holders of two-thirds of the issued shares of that class; or

5.1.2	with the sanction of a special resolution passed at a separate meeting of the Holders of shares of that class.

5.2

To every such separate meeting all the provisions of these Articles and of the Law relating to general meetings of the Company or to the proceedings thereat shall apply mutatis mutandis except that the necessary quorum shall be two Persons holding or representing at least one-third in nominal amount of the issued shares of that class but so that if at any adjourned meeting of such Holders a quorum as above defined is not Present those Holders who are Present shall be a quorum.

5.3

The special rights conferred upon the Holders of any shares or class of shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the conditions of issue of such shares) be deemed not to be varied by the creation or issue of further shares ranking after or pari passu therewith.

5.4

For the purposes of these Articles (including any separate class meeting), the Directors may treat two or more or all the classes of share as forming one class of share if the Directors consider that such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of share.

6.	REGISTER OF MEMBERS

6.1

The Directors shall maintain or cause to be maintained a Register in the manner required by the Law. The Register shall be kept at the Office or at such other place in Jersey as the Directors from time to time determine.

6.2	The Company shall not be required to enter the names of more than four joint Holders in the Register.

7.	SHARE CERTIFICATES

7.1	Every Member shall be entitled:

7.1.1

without payment upon becoming the Holder of any shares to one certificate for all the shares of each class held by it and upon transferring a part only of the shares comprised in a certificate to a new certificate for the remainder of the shares so comprised; or

7.1.2	upon payment of such reasonable sum for each certificate as the Directors shall from time to time determine to several certificates each for one or more of its shares of any class.

7.2

Every certificate shall be issued within two Months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) and shall be executed by the Company. A certificate may be executed:

7.2.1	if the Company has a Seal, by causing a seal of the Company to be affixed to the certificate in accordance with these Articles; or

7.2.2	whether or not the Company has a Seal, by the signature on behalf of the Company of either two Directors or one Director and the Secretary.

Every certificate shall further specify the shares to which it relates and the amount Paid Up thereon and if so required by the Law the distinguishing numbers of such shares.

7.3

The Company shall not be bound to issue more than one certificate in respect of a share held jointly by several Persons and delivery of a certificate for a share to one of several joint Holders shall be sufficient delivery to all such Holders.

7.4

If a share certificate shall be worn out, defaced, lost or destroyed a duplicate certificate may be issued on payment of such reasonable fee and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in relation thereto as the Directors think fit.

8.	LIEN

8.1

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable thereon or in respect thereof. The Directors may resolve that any share shall for such period as they think fit be exempt from the provisions of this Article.

8.2

The Company may sell in such manner as the Directors think fit any shares on which the Company has a lien but no sale shall be made unless the monies in respect of which such lien exists or some part thereof are or is presently payable nor until fourteen Clear Days have expired after a Notice stating and demanding payment of the monies presently payable and giving Notice of intention to sell in default shall have been served on the Holder for the time being of the shares or the Person entitled thereto by reason of the death, Bankruptcy or incapacity of such Holder.

8.3

To give effect to any such sale the Directors may authorise some Person to execute an instrument of transfer of the shares sold to the purchaser thereof. The purchaser shall be registered as the Holder of the shares so transferred and it shall not be bound to see to the application of the purchase money nor shall its title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

8.4

The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debt or liability in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale) be paid to the Person entitled to the shares at the time of the sale.

9.	CALLS ON SHARES

9.1

The Directors may subject to the provisions of these Articles and to any conditions of allotment from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and each Member shall (subject to being given at least fourteen Clear Days’ Notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on its shares.

9.2	A call may be required to be paid by instalments.

9.3	A call may before receipt by the Company of any sum due thereunder be revoked in whole or in part and payment of a call may be postponed in whole or in part.

9.4	A Person upon whom a call is made shall remain liable for calls made upon it notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

9.5	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

9.6	The joint Holders of a share shall be jointly and severally liable to pay all calls and all other payments to be made in respect of such share.

9.7

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof the Person from whom the sum is due may be required to pay interest on the sum from the day appointed for payment thereof to the time of actual payment at a rate determined by the Directors but the Directors shall be at liberty to waive payment of such interest wholly or in part.

9.8

Any sum which by or pursuant to the terms of issue of a share becomes payable upon allotment or at any fixed date whether on account of the nominal value of the share or by way of premium shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by or pursuant to the terms of issue the same becomes payable and in case of non-payment all the relevant provisions of these Articles as to payment of interest, forfeiture, surrender or otherwise shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

9.9	The Directors may on the issue of shares differentiate between the Holders as to the amount of calls to be paid and the times of payment.

9.10

The Directors may if they think fit receive from any Member an advance of monies which have not yet been called on its shares or which have not yet fallen due for payment. Such advance payments shall, to their extent, extinguish the liability in respect of which they are paid. The Company may pay interest on any such advance, at such rate as the Directors think fit, for the period covering the date of payment to the date (the “Due Date”) when the monies would have been due had they not been paid in advance. For the purposes of entitlement to dividends, monies paid in advance of a call or instalment shall not be treated as paid until the Due Date.

10.	FORFEITURE OF SHARES

10.1

If a Member fails to pay any call or instalment of a call on or before the day appointed for payment thereof the Directors may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a Notice on it requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any costs, charges and expenses which may have been incurred by the Company by reason of such non-payment.

10.2

The Notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of such Notice) on or before which the payment required by the Notice is to be made and the place where payment is to be made and shall state that in the event of non-payment at or before the time appointed and at the place appointed the shares in respect of which the call was made will be liable to be forfeited.

10.3

If the requirements of any such Notice as aforesaid are not complied with any share in respect of which such Notice has been given may at any time thereafter before payment of all calls and interest due in respect thereof has been made be forfeited by a resolution of the Directors to that effect and such forfeiture shall include all dividends which shall have been declared on the forfeited shares and not actually paid before the forfeiture.

10.4

When any share has been forfeited in accordance with these Articles, Notice of the forfeiture shall forthwith be given to the Holder of the share or the Person entitled to the share by transmission as the case may be and an entry of such Notice having been given and of the forfeiture with the date thereof shall forthwith be made in the Register opposite to the entry of the share but no forfeiture shall be invalidated in any manner by any omission or neglect to give such Notice or to make such entry as aforesaid.

10.5

The Directors may, at any time after serving a Notice in accordance with Article 10.1, accept from the Member concerned the surrender of such shares as are the subject of the Notice, without the need otherwise to comply with the provisions of Articles 10.1 to 10.4. Any such shares shall be surrendered immediately and irrevocably upon the Member delivering to the Company the share certificate for the shares and such surrender shall also constitute a surrender of all dividends declared on the surrendered shares but not actually paid before the surrender. The Company shall, upon such surrender forthwith make an entry in the Register of the surrender of the share with the date thereof but no surrender shall be invalidated in any manner by any omission or neglect to make such entry as aforesaid.

10.6

A forfeited or surrendered share shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the Person who was before forfeiture or surrender the Holder thereof or entitled thereto or to any other Person upon such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or other disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited or surrendered share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the share to that Person.

10.7

A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the forfeited or surrendered shares and shall (if it has not done so already) surrender to the Company for cancellation the certificate for the shares forfeited or surrendered. Notwithstanding the forfeiture or the surrender such Member shall remain liable to pay to the Company all monies which at the date of forfeiture or surrender were presently payable by it in respect of those shares with interest thereon at the rate at which interest was payable before the forfeiture or surrender or at such rate as the Directors may determine from the date of forfeiture or surrender until payment, provided that the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or for any consideration received on their disposal.

10.8

A declaration under oath by a Director or the Secretary (or by an Officer of a corporate Secretary) that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The declaration and the receipt of the Company for the consideration (if any) given for the share on the sale re-allotment or disposal thereof together with the certificate for the share delivered to a purchaser or allottee thereof shall (subject to the execution of an instrument of transfer if the same be so required) constitute good title to the share. The Person to whom the share is sold, re-allotted or disposed of shall be registered as the Holder of the share and shall not be bound to see to the application of the consideration (if any) nor shall its title to the share be affected by any irregularity in or invalidity of the proceedings in respect of the forfeiture, surrender, sale, re-allotment or disposal of the share.

11.	TRANSFER OF SHARES

11.1	Save as otherwise permitted under the provisions of the Law, all transfers of shares shall be effected using an instrument of transfer.

11.2	The instrument of transfer of any share shall be in Writing in any usual common form or any form approved by the Directors.

11.3

The instrument of transfer of any share shall be Signed by or on behalf of the transferor and in the case of an unpaid or partly paid share by the transferee. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof.

11.4

The Directors may in their absolute discretion and without assigning any reason therefor refuse to register the transfer of a share including without limitation a transfer of shares to a Person of whom they do not approve and a transfer of a share on which the Company has a lien.

11.5	The Directors may also refuse to register the transfer of a share unless the instrument of transfer:

11.5.1

is lodged at the Office or at such other place as the Directors may appoint accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

11.5.2	is in respect of only one class of shares; and

11.5.3	is in favour of not more than four transferees.

11.6

If the Directors refuse to register a transfer of a share they shall within two Months after the date on which the instrument of transfer was lodged with the Company send to the proposed transferor and transferee Notice of the refusal.

11.7

All instruments of transfer relating to transfers of shares which are registered shall be retained by the Company but any instrument of transfer relating to transfers of shares which the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

11.8	The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods as the Directors may determine.

11.9

Unless otherwise decided by the Directors in their sole discretion no fee shall be charged in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any share.

11.10

In respect of any allotment of any share the Directors shall have the same right to decline to approve the registration of any renouncee of any allottee as if the application to allot and the renunciation were a transfer of a share under these Articles.

12.	TRANSMISSION OF SHARES

12.1

In the case of the death of a Member the survivor or survivors where the deceased was a joint Holder and the executors or administrators of the deceased where he/she was a sole or only surviving Holder shall be the only Persons recognised by the Company as having any title to his/her interest in the shares but nothing in this Article shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him/her.

12.2

Any Person becoming entitled to a share in consequence of the death, Bankruptcy or incapacity of a Member may upon such evidence as to his/her title being produced as may from time to time be required by the Directors and subject as hereinafter provided elect either to be registered himself/herself as the Holder of the share or to have some Person nominated by him/her registered as the Holder thereof.

12.3

If the Person so becoming entitled shall elect to be registered himself/herself he/she shall deliver or send to the Company a Notice Signed by him/her stating that he/she so elects. If he/she shall elect to have another Person registered he/she shall testify his/her election by an instrument of transfer of the share in favour of that Person. All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such Notice or instrument of transfer as aforesaid as if it were an instrument of transfer executed by the Member and the death, Bankruptcy or incapacity of the Member had not occurred.

12.4

A Person becoming entitled to a share by reason of the death, Bankruptcy or incapacity of a Member shall be entitled to the same dividends and other advantages to which he/she would be entitled if he/she were the Holder of the share except that he/she shall not before being registered as the Holder of the share be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided always that the Directors may at any time give Notice requiring any such Person to elect either to be registered himself/herself or to transfer the share and if the Notice is not complied with within one Month such Person shall be deemed to have so elected to be registered himself/herself and all the restrictions on the transfer and transmission of shares contained in these Articles shall apply to such election.

13.	TRANSFER OF SECURED SHARES

Notwithstanding anything to the contrary contained in these Articles, in the case of the transfer of any shares over which a security interest (“Security Interest”) has been granted pursuant to a security agreement (“Security Agreement”) (“Secured Shares”):

13.1

the Directors shall promptly register (and may not decline to register) the transfer of such Secured Shares on receiving a signed and completed instrument of transfer (in a form permitted by these Articles) in respect of such Secured Shares if the transferee is a person:

13.1.1	entitled to the benefit of the Security Interest pursuant to the Security Agreement or any person acting as agent, trustee or nominee for that person (Secured Party); or

13.1.2	to whom any of such Secured Shares are to be transferred by:

(a)	the grantor of the Security Interest or any person acting as agent, trustee or nominee of the grantor; or

(b)	the Secured Party, as a result of the creation, perfection or enforcement of the Security Interest or the exercise by the Secured Party of any of its rights under the Security Agreement;

13.1.3	no fee shall be payable in respect of the registration of any transfer of any Secured Shares pursuant to, or in connection with, the Security Agreement; and

13.1.4	the directors may not suspend the registration of transfers of any Secured Shares.

13.2	A certificate from an authorised signatory of the Secured Party that:

13.2.1

a transfer of any Secured Shares relates to the creation or perfection of the Security Interest, the enforcement of the Security Interest or the exercise by the Secured Party of any of its rights under the Security Agreement; or

13.2.2	any of the Secured Shares remains subject to the Security Interest, shall (in the absence of fraud) be conclusive evidence of that fact.

14.	GENERAL MEETINGS

14.1	Unless the Company by Special Resolution otherwise determines, the Company shall not be required to hold annual general meetings.

14.2

The Directors may whenever they think fit and upon a requisition of Members pursuant to the provisions of the Law the Directors shall forthwith proceed to convene a general meeting for a date not later than two Months after the receipt of the requisition. If there are not sufficient Directors to convene the general meeting any Director or any Member may convene such a meeting.

14.3

At any general meeting called pursuant to a requisition unless such meeting is called by the Directors no business other than that stated in the requisition as the objects of the meeting shall be transacted.

15.	CLASS MEETINGS

Save as otherwise provided in these Articles, all the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every class meeting. A Director who is entitled to receive Notice of general meetings of the Company in accordance with Article 16.5 shall also be entitled, unless he/she has notified the Secretary in Writing of his/her contrary desire, to receive Notice of all class meetings. At any class meeting the Holders of shares of the relevant class shall have one vote in respect of each share of that class held by them.

16.	NOTICE OF GENERAL MEETINGS

16.1	At least fourteen Clear Days’ Notice shall be given of every general meeting, including without limitation, every general meeting called for the passing of a Special Resolution.

16.2	A meeting of the Company shall notwithstanding that it is called by shorter Notice than that specified in Article 16.1 be deemed to have been duly called if it is so agreed:

16.2.1	in the case of a meeting called as the annual general meeting by all the Members entitled to attend and vote thereat; and

16.2.2

in the case of any other meeting by a majority in number of the Members having a right to attend and vote at the meeting being a majority together holding not less than the minimum percentage of voting rights prescribed by the Law.

16.3

Every Notice shall specify the day and the time of the meeting and the general nature of the business to be transacted and in the case of an annual general meeting shall specify the meeting as such. The Notice shall also specify:

16.3.1	in the case of a physical meeting, the meeting place of the meeting;

16.3.2	in the case of a Virtual Meeting, the information required by Article 16.4; and

16.3.3	in the case of a physical meeting at which Virtual Attendance is permitted, the information required by Article 16.4 in respect of such Virtual Attendance.

16.4

The Notice of a general meeting to be held as a Virtual Meeting, or of a general meeting to be held as a physical meeting at which Virtual Attendance is permitted, shall specify in respect of attendance at such meeting by means of participating in a communication:

16.4.1	the means of communication by participating in which Persons are able to attend such meeting;

16.4.2	the manner in which such Persons may be required to authenticate their identity or eligibility so to attend such meeting; and

16.4.3	any special provisions in connection with the exercise of votes by such Persons who so attend such meeting.

16.5

Subject to the provisions of these Articles and to any restrictions imposed on any shares, Notice of every general meeting shall be given to all the Members, to all Persons entitled to a share in consequence of the death, Bankruptcy or incapacity of a Member, to the Auditors (if any) and to every Director who has notified the Secretary in Writing of his/her desire to receive Notice of general meetings.

16.6

In every Notice calling a meeting of the Company there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him/her and that a proxy need not also be a Member.

16.7	The accidental omission to give Notice of a meeting to or the non-receipt of Notice of a meeting by any Person entitled to receive Notice shall not invalidate the proceedings at that meeting.

17.	PROCEEDINGS AT GENERAL MEETINGS

17.1

The business of an annual general meeting shall be to receive and consider the accounts of the Company and the reports of the Directors and Auditors (if any), to elect Directors (if proposed), to elect Auditors (if proposed) and fix their remuneration, to sanction a dividend (if thought fit so to do) and to transact any other business of which Notice has been given.

17.2

No business shall be transacted at any general meeting except the adjournment of the meeting unless a quorum of Members is Present at the time when the meeting proceeds to business. Such quorum shall consist of not less than two Members Present but so that not less than two individuals will constitute the quorum, provided that if at any time all of the issued shares in the Company with voting rights are held by one Member such quorum shall consist of that Member Present.

17.3

The board of Directors may resolve to enable Persons entitled to attend a general meeting to do so by participating in any means of communication (including communication by electronic means) by which in accordance with the Law such Persons are deemed to be Present at a meeting with the other Persons participating in such communication. The Members so Present at a Virtual Meeting or so attending (and thus Present) by way of Virtual Attendance shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid, if the chairperson of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that all Members Present are able to:

17.3.1

communicate with one another so that each Member participating in the communication can hear what is said by any other of them such that they are deemed in accordance with the Law to be Present at a meeting with the other Persons participating in such communication; and

17.3.2	participate in the business for which the meeting has been convened,

and such a meeting shall be deemed to be a general meeting of the Company for the purposes of these Articles notwithstanding any other provisions of these Articles and all of the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every such meeting.

17.4

In the case of a Virtual Meeting, the general meeting shall be deemed to take place at the place at which the chairperson of the meeting is physically present. In the case of a physical meeting at which Virtual Attendance is permitted, the general meeting shall be deemed to take place at the physical meeting place of that meeting (irrespective of whether the chairperson of the meeting is physically present at such physical meeting place, or is present by way of Virtual Attendance).

17.5

If within half-an-hour from the time appointed for the meeting a quorum is not Present or if during the meeting a quorum ceases to be Present the meeting shall stand adjourned to the same day in the next week at the same time and (in the case of a physical meeting, whether or not Virtual Attendance is permitted) place or to such other time and (in the case of a physical meeting, whether or not Virtual Attendance is permitted) place as the Directors shall determine and if at such adjourned meeting a quorum is not Present within half-an-hour from the time appointed for the holding of the meeting those Members Present shall constitute a quorum.

17.6

The chairperson (if any) of the Directors shall preside as chairperson at every general meeting of the Company or if there is no such chairperson or if he/she shall not be present, whether physically present or by way of Virtual Attendance at a physical meeting where Virtual Attendance is permitted, or by participating in a Virtual Meeting, within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors so present shall select one of their number present to be chairperson of the meeting.

17.7

If at any meeting no Director is willing to act as chairperson or if no Director is present, whether physically present or by way of Virtual Attendance at a physical meeting where Virtual Attendance is permitted, or by participating in a Virtual Meeting, within fifteen minutes after the time appointed for holding the meeting, the Members Present shall choose one of their number so Present to be chairperson of the meeting.

17.8

The chairperson may with the consent of any meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and (in the case of a physical meeting, whether or not Virtual Attendance is permitted) from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, Notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid it shall not be necessary to give any Notice of any adjourned meeting or of the business to be transacted at an adjourned meeting.

17.9

At every general meeting, the chairperson may determine the method for casting and counting votes, being such method as appears to him/her to be practicable and reasonable in the circumstances. The chairperson’s decision in this regard shall be final unless an objection is raised by a Member Present before or on the declaration of the result of the vote. In the event that such an objection is raised, each resolution to which it relates shall be put to the vote or (as the case may be) put again to the vote according to a procedure, being consistent in all respects with the voting rights of the Members Present, determined by a majority of Members Present who are entitled to vote thereon and the result of the vote shall be determined accordingly.

17.10	In the event of an equality of votes at any general meeting the chairperson shall not be entitled to a second or casting vote.

17.11

Anything which may be done at a general meeting of the Company (save for the passing of a resolution removing the Auditors) may be done by a resolution in Writing passed by a specified majority of the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a general meeting. A resolution in Writing pursuant to this Article 17.11 shall be deemed to be passed when the specified majority of the Members has in accordance with the Law and Article 17.12 signified agreement to the resolution. The Directors may determine the date by which such resolution in Writing must be passed if it is not to lapse. For the purposes of this Article 17.11 “specified majority” means the same majority of Members that would be required to vote in favour of the resolution in order for it to be passed at a duly convened and held general meeting at which:

17.11.1	all Members entitled to vote thereon were Present and voting; and

17.11.2	voting was taken on the basis of a poll.

17.12

A resolution in Writing may consist of several instruments in the same form each Signed by or on behalf of one or more Members. A resolution in Writing may be sent or submitted to Members in hard copy or electronic form or in such other manner as the Directors may resolve. A Member signifies its agreement to a resolution in Writing when the Company receives from the Member (or from someone acting on the Member’s behalf) a document (sent or submitted in hard copy or electronic form or in such other manner as the Directors may resolve) which identifies the resolution to which it relates and indicates agreement to the resolution. A member’s agreement to a resolution in Writing, once signified, may not be revoked.

18.	VOTES OF MEMBERS

18.1

Subject to any special rights restrictions or prohibitions as regards voting for the time being attached to any shares as may be specified in the terms of issue thereof or these Articles, every Member Present shall have one vote for each share of which it is the Holder.

18.2

In the case of joint Holders of any share such Persons shall not have the right of voting individually in respect of such share but shall elect one of their number to represent them and to vote whether personally or by proxy in their name. In default of such election the Person whose name appears first in order in the Register in respect of such share shall be the only Person entitled to vote in respect thereof.

18.3

A Member in respect of whom an order has been made by any court having jurisdiction (whether in Jersey or elsewhere) in matters concerning legal incapacity or interdiction may vote by his/her attorney, curator, receiver or other Person authorised in that behalf appointed by that court and any such attorney, curator, receiver or other Person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of such attorney, curator, receiver or other Person may be required by the Directors prior to any vote being exercised by such attorney, curator, receiver or other Person.

18.4

No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by it in respect of shares in the Company of which it is Holder or one of the joint Holders have been paid.

18.5

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting whose decision shall be final and conclusive.

18.6	On a poll, a Member entitled to more than one vote need not, if it votes, use all its votes or cast all the votes it uses in the same way.

18.7

The Directors may at the expense of the Company send by post or otherwise to the Members instruments of proxy (with or without provision for their return prepaid) for use at any general meeting or at any separate meeting of the Holders of any class of shares of the Company either in blank or nominating in the alternative any one or more of the Directors or any other Persons. If for the purpose of any meeting invitations to appoint as proxy a Person or one or more of a number of Persons specified in the invitations are issued at the Company’s expense they shall be issued to all (and not to some only) of the Members entitled to be sent a Notice of the meeting and to vote thereat by proxy.

18.8

The instrument appointing a proxy shall be in Writing in any common form or as approved by the Directors and shall be under the hand of the appointor or of its attorney duly authorised in Writing or if the appointor is a corporation either under seal or under the hand of a duly authorised officer, attorney or other representative. A proxy need not be a Member.

18.9

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is Signed shall be deposited at the Office or at such other place as is specified for that purpose by the Notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote. In calculating the period referred to in the foregoing of this Article 18.9, no account shall be taken of any part of a day that is not a “working day” within the meaning of Article 96(4B) of the Law. The Directors may specify in the Notice convening the meeting such other regulations as they think fit: (a) permitting a copy of any such proxy, power of attorney or other authority to be deposited in any manner or form in place of the original, including by email or other electronic form; and (b) requiring any such copy to be certified as a true copy in any manner or form. An instrument of proxy which is not deposited in the manner so required shall be valid only if it is approved by all the other Members who are Present at the meeting.

18.10	Unless the contrary is stated thereon the instrument appointing a proxy shall be as valid as well for any adjournment of the meeting as for the meeting to which it relates.

18.11

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or incapacity of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no Notice in Writing of such death, incapacity or revocation shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which such vote is cast.

19.	CORPORATE MEMBERS

19.1

Subject to the provisions of the Law, any body corporate which is a Member may by resolution of its directors or other governing body authorise such Person(s) as it thinks fit to act as its representative(s) at any meeting of Members (or of any class of Members) and the Person(s) so authorised shall be entitled to exercise on behalf of the body corporate which he/she/they represent(s) the same powers as that body corporate could exercise if it were an individual.

19.2

Where (a) Person(s) is/are authorised to represent a body corporate at a general meeting of the Company the Directors or the chairperson of the meeting may require him/her/them to produce a certified copy of the resolution from which he/she/they derive(s) his/her/their authority.

20.	DIRECTORS

20.1

The Company may by Ordinary Resolution determine the maximum and minimum number of Directors and unless and until otherwise so determined, and subject to the provisions of the Law, the minimum number of Directors shall be one.

20.2

A Director need not be a Member but provided he/she has notified the Secretary in Writing of his/her desire to receive Notice of general meetings in accordance with Article 16.5 he/she shall be entitled to receive Notice of any general meeting and, subject to Article 15, all separate meetings of the Holders of any class of shares in the Company. Whether or not a Director is entitled to receive such Notice, he/she may nevertheless attend and speak at any such meeting.

21.	ALTERNATE DIRECTORS

21.1

Any Director (other than an alternate Director) may at his/her sole discretion and at any time and from time to time appoint any other Director or any other Person (other than one disqualified or ineligible by law to act as a director of a company) as an alternate Director to attend and vote in his/her place at any meetings of Directors at which he/she is not personally present. Each Director shall be at liberty to appoint under this Article more than one alternate Director provided that only one such alternate Director may at any one time act on behalf of the Director by whom he/she has been appointed.

21.2

An alternate Director while he/she holds office as such shall be entitled to receive Notice (which need not be in Writing) of all meetings of Directors and of all meetings of committees appointed by the Directors of which his/her appointor is a member and to attend and to exercise all the rights and privileges of his/her appointor at all such meetings at which his/her appointor is not personally present and generally to perform all the functions of his/her appointor as a Director in his/her absence.

21.3

An alternate Director shall ipso facto vacate office if and when his/her appointment expires or the Director who appointed him/her ceases to be a Director of the Company or removes the alternate Director from office by Notice under his/her hand served upon the Company.

21.4

An alternate Director shall be entitled to be paid all travelling and other expenses reasonably incurred by him/her in attending meetings. The remuneration (if any) of an alternate Director shall be payable out of the remuneration payable to the Director appointing him/her as may be agreed between them.

21.5

Where a Director acts as an alternate Director for another Director he/she shall be entitled to vote for such other Director as well as on his/her own account, but no Director shall at any meeting be entitled to act as alternate Director for more than one Director.

21.6	A Director who is also appointed an alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors when such quorum shall exceed two.

22.	POWERS OF DIRECTORS

22.1

The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not by the Law or these Articles required to be exercised by the Company in general meeting.

22.2

The Directors’ powers shall be subject to the provisions of these Articles, to the provisions of the Law and to such regulations (being not inconsistent with the aforesaid regulations or provisions) as may be prescribed by the Company in general meeting but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

22.3

The Directors may by power of attorney, mandate or otherwise appoint any Person to be the agent of the Company for such purposes and on such conditions as they determine including authority for the agent to delegate all or any of his/her powers.

23.	DELEGATION OF DIRECTORS’ POWERS

23.1

The Directors may delegate any of their powers to committees consisting of such Director or Directors and/or such other Person or Persons as they think fit. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to such Director or Directors and/or other Person or Persons as such committee thinks fit (whether or not such Director(s) or other Person(s) act as a committee) all or any of the powers delegated and may be made subject to such conditions as the Directors may specify, and may be revoked or altered.

23.2

The meetings and proceedings of any such committee consisting of two or more Persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under this Article.

23.3

The Directors may from time to time make such regulations as they think fit regulating the meetings and proceedings of any such committee consisting of two or more Persons that are not inconsistent with these Articles.

24.	APPOINTMENT OF DIRECTORS

24.1

Where these Articles are adopted by the Company either upon incorporation or for any other reason prior to the appointment of the first Directors, the first Directors of the Company shall be appointed in Writing by the subscribers to the Memorandum of Association or by a majority of them. Any Director so appointed, and any Director duly holding office prior to the adoption of these Articles, shall continue to hold office until he/she resigns or is disqualified or removed in accordance with the provisions hereof.

24.2

The Directors shall have power at any time and from time to time to appoint any Person (other than one disqualified or ineligible by law to act as a director of a company) to be a Director either to fill a casual vacancy or as an addition to the existing Directors provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors. Any Director so appointed shall hold office until he/she resigns or is disqualified or removed in accordance with the provisions of these Articles.

24.3	The Company may by Ordinary Resolution:

24.3.1	appoint any Person (other than one disqualified or ineligible by law to act as a director of a company) as a Director; and

24.3.2	remove any Director from office.

24.4

If the Company has no Directors and, by virtue of death or Bankruptcy or incapacity, no Member is capable of acting, the Person entitled to a share or the relevant shares in consequence of the death, Bankruptcy or incapacity of the last Member to have died or to have become Bankrupt or incapacitated has the right, by Notice in Writing, to appoint a Person to be a Director.

24.5	The Company shall keep or cause to be kept a register of particulars with regard to its Directors in the manner required by the Law.

25.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS

25.1	The office of a Director shall be vacated if the Director:

25.1.1	resigns his/her office by Notice to the Company;

25.1.2	ceases to be a Director by virtue of any provision of the Law or he/she becomes prohibited or disqualified by law from being a Director;

25.1.3	becomes Bankrupt or makes any arrangement or composition with his/her creditors generally;

25.1.4	becomes of unsound mind; or

25.1.5	is removed from office by Ordinary Resolution passed pursuant to Article 24.3.2.

26.	REMUNERATION AND EXPENSES OF DIRECTORS

26.1	The Directors shall be entitled to such remuneration as the Directors may determine subject to any limitation as the Company may by Ordinary Resolution determine.

26.2

The Directors shall be paid out of the funds of the Company their travelling, hotel and other expenses properly and necessarily incurred by them in connection with their attendance at meetings of the Directors or Members or otherwise in connection with the discharge of their duties.

27.	EXECUTIVE DIRECTORS

27.1

The Directors may from time to time appoint one or more of their number to the office of managing director or to any other executive office under the Company on such terms and for such periods as they may determine.

27.2

The appointment of any Director to any executive office shall be subject to termination if he/she ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him/her and the Company.

27.3

The Directors may entrust to and confer upon a Director holding any executive office any of the powers exercisable by the Directors upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke withdraw alter or vary all or any of such powers.

28.	DIRECTORS’ INTERESTS

28.1

A Director who has, directly or indirectly, an interest in a transaction entered into or proposed to be entered into by the Company or by a subsidiary of the Company which to a material extent conflicts or may conflict with the interests of the Company and of which he/she is aware, shall disclose to the Company the nature and extent of his/her interest.

28.2	For the purposes of Article 28.1:

28.2.1

the disclosure shall be made at the first meeting of the Directors at which the transaction is considered after the Director concerned becomes aware of the circumstances giving rise to his/her duty to make it or, if for any reason he/she fails to do so at such meeting, as soon as practical after the meeting, by Notice in Writing delivered to the Secretary;

28.2.2

the Secretary, where the disclosure is made to it shall inform the Directors that it has been made and shall in any event table the Notice of the disclosure at the next meeting of the Directors after it is made;

28.2.3

a disclosure to the Company by a Director in accordance with Article 28.1 that he/she is to be regarded as interested in a transaction with a specified Person is sufficient disclosure of his/her interest in any such transaction entered into after the disclosure is made; and

28.2.4	any disclosure made at a meeting of the Directors shall be recorded in the minutes of the meeting.

28.3

Subject to the provisions of the Law, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his/her office of Director for such period and on such terms as to tenure of office, remuneration and otherwise as the Directors may determine.

28.4

Subject to the provisions of the Law, and provided that he/she has disclosed to the Company the nature and extent of any of his/her material interests in accordance with Article 28.1, a Director notwithstanding his/her office:

28.4.1	may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;

28.4.2

may be a director or other officer of or employed by or a party to any transaction or arrangement with or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested;

28.4.3

shall not by reason of his/her office be accountable to the Company for any benefit which he/she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

28.4.4

may act by himself/herself or his/her firm in a professional capacity for the Company and he/she or his/her firm shall be entitled to remuneration for professional services as if he/she were not a Director.

29.	PROCEEDINGS OF DIRECTORS

29.1	The Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings as they think fit.

29.2

A Director may at any time and the Secretary at the request of a Director shall summon a meeting of the Directors by giving to each Director and alternate Director not less than twenty-four hours’ Notice of the meeting provided that any meeting may be convened at shorter Notice and in such manner as each Director or his/her alternate Director shall approve and provided further that unless otherwise resolved by the Directors Notices of Directors’ meetings need not be in Writing.

29.3	Questions arising at any meeting shall be determined by a majority of votes.

29.4	In the case of an equality of votes the chairperson shall not have a second or casting vote.

29.5

A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. Wherever two or more Directors hold office the quorum necessary for the transaction of the business of the Directors shall be two or such greater number as may be fixed by the Directors. Where the quorum is two or more Directors, an alternate Director shall be counted in a quorum but so that not less than two individuals will constitute the quorum. Where only one Director is in office he/she may, subject to Articles 29.6 and 29.8, exercise alone all the powers and discretions for the time being exercisable by the Directors.

29.6

A Director notwithstanding his/her interest may be counted in the quorum present at any meeting of the Directors at which any contract or arrangement in which he/she is interested is considered and, provided he/she has made the disclosure required by Article 28.1, he/she may vote in respect of any such contract or arrangement except those concerning his/her own terms of appointment.

29.7

If a Director is by any means in communication with one or more other Directors so that each Director participating in the communication can hear what is said by any other of them each Director so participating in the communication is deemed to be present at a meeting of the Directors with the other Directors so participating notwithstanding that all the Directors so participating are not present together in the same place.

29.8

The continuing Directors or Director may act notwithstanding any vacancies in their number but if the number of Directors is less than the number fixed as the quorum or becomes less than the number required by the Law the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting of the Company. If there are no Directors or no Director is able or willing to act then any Member or the Secretary may summon a general meeting for the purpose of appointing Directors.

29.9

The Directors may from time to time elect from their number, and remove, a chairperson and/or deputy chairperson and/or vice-chairperson of the board of Directors and determine the period for which they are to hold office.

29.10

The chairperson, or in his/her absence the deputy chairperson, or in his/her absence the vice-chairperson, shall preside at all meetings of the Directors but if no such chairperson, deputy chairperson or vice-chairperson be elected or if at any meeting the chairperson, deputy chairperson or vice-chairperson be not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the chairperson of the meeting.

29.11

A resolution in Writing Signed by: (a) all the Directors entitled to receive Notice of a meeting of Directors; or (b) subject to any regulations made by the Directors under Article 23 all the Directors or other Persons entitled to receive Notice of a meeting of a committee appointed by the Directors, shall be valid and effectual as if it had been passed at a meeting of the Directors or of a committee appointed by the Directors duly convened and held and may consist of several documents in like form each Signed by one or more Directors but a resolution Signed by an alternate Director need not also be Signed by his/her appointor and if it is Signed by a Director who has appointed an alternate Director it need not be Signed by the alternate Director in that capacity.

29.12

All acts done bona fide by any meeting of Directors or of a committee appointed by the Directors or by any Person acting as a Director shall notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or committee or Person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director or a member of a committee appointed by the Directors and had been entitled to vote.

30.	MINUTE BOOK

30.1	The Directors shall cause to be entered in books kept for the purpose:

30.1.1	the minutes of all proceedings at general meetings, class meetings, Directors’ meetings and meetings of committees appointed by the Directors;

30.1.2	all resolutions in Writing passed in accordance with these Articles;

30.1.3	every memorandum in Writing of a Sole Member-Director Contract (as defined in Article 30.3) which is drawn up pursuant to Article 30.3;

30.1.4	every record in Writing of a Sole Member’s Decision (as defined in Article 30.4); and

30.1.5	all such other records as are from time to time required by the Law or, in the opinion of the Directors, by good practice to be minuted or retained in the books of the Company.

30.2

Any minutes of a meeting if purporting to be Signed by the chairperson of the meeting at which the proceedings were had or by the chairperson of the next succeeding meeting shall be conclusive evidence of the proceedings.

30.3

This Article 30.3 applies where the Company has only one Member and that Member is also a Director. If the Company, acting otherwise than in the ordinary course of its business, enters into a contract with such Member (a “Sole Member-Director Contract”) and that Sole Member-Director Contract is not in Writing, the terms thereof shall be:

30.3.1	set out in a memorandum in Writing;

30.3.2	recorded in the minutes of the first meeting of the Directors following the making of the contract; or

30.3.3	recorded in such other manner or on such other occasion as may for the time being be permitted or required by the Law.

30.4

This Article 30.4 applies where the Company has only one Member and that Member has taken a decision which may be taken by the Company in general meeting and which has effect in law as if agreed by the Company in general meeting (a “Sole Member’s Decision”). A Sole Member’s Decision may (without limitation) be taken by way of resolution in Writing but if not so taken, the sole Member shall provide the Company with a record in Writing of its decision as soon as practicable thereafter.

31.	SECRETARY

31.1	The Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by the Directors.

31.2

Anything required or authorised to be done by or to the Secretary may if the office is vacant or there is for any other reason no secretary capable of acting be done by or to any assistant or deputy secretary or if there is no assistant or deputy secretary capable of acting by or to any Person authorised generally or specifically in that behalf by the Directors.

31.3	The Company shall keep or cause to be kept at the Office a register of particulars with regard to its Secretary in the manner required by the Law.

32.	NOMINATED PERSON

The appointment of a Nominated Person shall be for such term at such remuneration and upon such conditions as the Directors may, as the case may be retrospectively, think fit, and the appointment of any Nominated Person may or shall be revoked by the Directors in accordance with the Financial Services (Disclosure and Provision of Information) (Jersey) Law 2020.

33.	THE SEAL

33.1

The Directors may determine that the Company shall have a Seal. Subject to the Law, if the Company has a Seal the Directors may determine that it shall also have an official seal for use outside of Jersey and an official seal for sealing securities issued by the Company or for sealing documents creating or evidencing securities so issued.

33.2

The Directors shall provide for the safe custody of all seals and no seal shall be used except by the authority of a resolution of the Directors or of a committee appointed by the Directors authorised in that behalf by the Directors.

33.3

The Directors may from time to time make such regulations as they think fit determining the Persons and the number of such Persons who shall sign every instrument to which a seal is affixed and until otherwise so determined every such instrument shall be Signed by one Director and by the Secretary or by a second Director.

33.4	The Company may authorise an agent appointed for the purpose to affix any seal of the Company to a document to which the Company is a party.

34.	AUTHENTICATION OF DOCUMENTS

34.1

Any Director or the Secretary or any Person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company (including the Memorandum of Association and these Articles), any resolutions passed by the Company or the Directors and any books, records, documents and accounts relating to the business of the Company and to certify copies thereof or extracts therefrom as true copies or extracts.

34.2

Where any books, records, documents or accounts of the Company are situated elsewhere than at the Office the local manager or other Officer or the company having the custody thereof shall be deemed to be a Person appointed by the Directors for the purposes set out in Article 34.1.

35.	DIVIDENDS

35.1

Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

35.2	Subject to the provisions of the Law, the Directors may if they think fit from time to time pay to the Members such interim dividends as they may determine.

35.3

If at any time the share capital of the Company is divided into different classes the Directors may pay such interim dividends in respect of those shares which confer on the Holders thereof deferred or non-preferred rights as well as in respect of those shares which confer on the Holders thereof preferential rights with regard to dividend.

35.4	Subject to the provisions of the Law, the Directors may also pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate.

35.5

Provided the Directors act bona fide they shall not incur any personal liability to the Holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferred rights.

35.6

Subject to any particular rights or limitations as to dividend for the time being attached to any shares as may be specified in these Articles or upon which such shares may be issued, all dividends shall be declared apportioned and paid pro rata according to the number of shares in issue on which the dividend is paid (otherwise than in advance of calls).

35.7

The Directors may before recommending any dividend set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors be applicable for any purpose to which such sums may be properly applied and pending such application may at the like discretion be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

35.8	The Directors may carry forward to the account of the succeeding year or years any balance which they do not think fit either to dividend or to place to reserve.

35.9

A general meeting declaring a dividend may, on the recommendation of the Directors, by Ordinary Resolution direct that payment of such dividend shall be satisfied wholly or in part by the distribution of specific assets and in particular of Paid-Up shares or debentures of any other company and the Directors shall give effect to such resolution. In respect of any interim dividend the Directors may, subject to approval by Ordinary Resolution, determine that payment of such dividend be satisfied in the same manner. Where any difficulty arises in regard to the distribution the Directors may settle the same as they think expedient and in particular may:

35.9.1	issue certificates representing part of a shareholding or fractions of shares and may fix the value for distribution of such specific assets or any part thereof;

35.9.2	determine that cash payment shall be made to any Members on the basis of the value so fixed in order to adjust the rights of Members;

35.9.3	vest any specific assets in trustees upon trust for the Persons entitled to the dividend as may seem expedient to the Directors; and

35.9.4

generally make such arrangements for the allotment, acceptance and sale of such specific assets or certificates representing part of a shareholding or fractions of shares or any part thereof or otherwise as they think fit.

35.10

Any resolution of the Company declaring, or any resolution of the Directors to make or pay, a dividend on the shares of any class, or any resolution of the Directors for the payment of a fixed dividend on a date prescribed for the payment thereof may specify that the same shall be payable to the Persons registered as the Holders of shares of the class concerned at the close of business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed (or as the case may be that prescribed for payment of a fixed dividend) and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any shares of the relevant class.

35.11

The Directors may deduct from any dividend or other monies payable to any Member on or in respect of a share all sums of money (if any) presently payable by it to the Company on account of calls or otherwise in relation to the shares of the Company.

35.12	Any dividend or other monies payable in respect of a share may be paid by:

35.12.1

any direct debit, bank or other funds transfer system to the Holder or Person entitled to payment and in the case of joint Holders to any one of such joint Holders, or to such other Person as the Holder or joint Holders may in Writing direct;

35.12.2

cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto and in the case of joint Holders to any one of such joint Holders, or to such other Person and to such address as the Holder or joint Holders may in Writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to such other Person as the Holder or joint Holders may in Writing direct; or

35.12.3

any other method approved by the Directors and agreed (in such form as the Directors think appropriate) by the Holder or Person entitled to payment and in the case of joint Holders any one of such joint Holders, and payment by any such means shall be a good discharge to the Company. Every such payment shall be sent at the risk of the Person entitled to the money represented thereby.

35.13	All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. No dividend shall bear interest as against the Company.

35.14

Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall if the Directors so resolve be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

36.	CAPITALISATION OF PROFITS

The Directors may with the authority of an Ordinary Resolution or, if required by the Law, a Special Resolution:

36.1

subject as hereinafter provided, resolve that it is desirable to capitalise any undistributed profits of the Company (including profits carried and standing to any reserve or reserves) not required for paying any fixed dividends on any shares entitled to fixed preferential dividends with or without further participation in profits or to capitalise any sum carried to reserve as a result of the sale or revaluation of the assets of the Company (other than goodwill) or any part thereof or to capitalise any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

36.2

appropriate the profits or sum resolved to be capitalised to the Members in the proportion in which such profits or sum would have been divisible amongst them had the same been applicable and had been applied in paying dividends and to apply such profits or sum on their behalf either in or towards paying up any amount for the time being unpaid on any shares held by such Members respectively or in paying up in full either at par or at such premium as the said resolution may provide any unissued shares or debentures of the Company such shares or debentures to be allotted and distributed credited as fully Paid Up to and amongst such Members in the proportions aforesaid or partly in one way and partly in the other provided that the share premium account and the capital redemption reserve and any unrealised profits may for the purposes of this Article only be applied in the paying up of unissued shares to be allotted to Members credited as fully Paid Up;

36.3

make all appropriations and applications of the profits or sum resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures if any and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision by the issue of certificates representing part of a shareholding or fractions of shares or by payments in cash or otherwise as they think fit in the case of shares or debentures becoming distributable in fractions; and

36.4

authorise any Person to enter on behalf of all the Members entitled to the benefit of such appropriations and applications into an agreement with the Company providing for the allotment to them respectively credited as fully Paid Up of any further shares or debentures to which they may be entitled upon such capitalisation and any agreement made under such authority shall be effective and binding on all such Members.

37.	ACCOUNTS AND AUDIT

37.1	The Company shall keep accounting records which are sufficient to show and explain the Company’s transactions and are such as to:

37.1.1	disclose with reasonable accuracy at any time the financial position of the Company at that time; and

37.1.2	enable the Directors to ensure that any accounts prepared by the Company comply with requirements of the Law.

37.2	The Directors shall prepare accounts of the Company made up to such date in each year as the Directors shall from time to time determine in accordance with and subject to the provisions of the Law.

37.3

No Member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by the Law or authorised by the Directors or by Ordinary Resolution of the Company.

37.4

The Directors or the Company by Ordinary Resolution may from time to time appoint Auditors for any period or periods to examine the accounts of the Company and to report thereon in accordance with the Law.

38.	NOTICES, OTHER DOCUMENTS AND INFORMATION

38.1

In the case of joint Holders of a share all Notices, other documents or information shall be given or provided to that one of the joint Holders whose name stands first in the Register in respect of the joint holding and any Notice, document or information so given or provided shall be deemed for all purposes given or provided to all the joint Holders.

38.2

A Notice, other document or information may be given or provided to any Person: (a) either personally; or (b) by sending it: (i) by post to it at its registered address; (ii) by electronic means to the address specified for that purpose by the intended recipient (generally or specifically); or (iii) by such other means as the Company may in its absolute discretion determine. Where a Notice, other document or information is sent:

38.2.1

by post, service of the Notice, other document or information shall be deemed to be effected by properly addressing prepaying and posting a letter containing or accompanied by the Notice, other document or information and to have been effected one Clear Day after the day it was posted;

38.2.2

in electronic form, service of the Notice, other document or information shall be deemed to be effected by properly addressing and sending it in such electronic form (as the case may be by or by attachment to an email) and to have been effected one Clear Day after the day it was sent and shall be deemed received by the intended recipient on that day notwithstanding that the Company becomes aware that such Person has failed to receive such Notice, other document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such Notice, other document or information by post to that Person.

38.3	Any Member Present at any meeting of the Company shall for all purposes be deemed to have received due Notice of such meeting and where requisite of the purposes for which such meeting was convened.

38.4

Subject to Articles 38.5 and 38.10, the Directors may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of Notices, other documents (including forms of proxy appointment) or information by the Company to Members or Persons entitled by transmission and by Members or Persons entitled by transmission to the Company.

38.5

A Notice, other document or information may be given or provided by the Company to the Persons entitled to a share in consequence of the death, Bankruptcy or incapacity of a Member by sending or delivering it in any manner authorised by these Articles for the giving or providing of a Notice or other document or information to a Member addressed to them by name or by the title of representatives of the deceased or trustee of the Bankrupt or curator of the Member or by any like description at the address if any supplied for that purpose by the Persons claiming to be so entitled. Until such an address has been supplied a Notice, other document or information may be given or provided in any manner in which it might have been given or provided if the death, Bankruptcy or incapacity had not occurred. If more than one Person would be entitled to receive a Notice, other document or information in consequence of the death, Bankruptcy or incapacity of a Member, a Notice, other document or information given or provided to any one of such Persons shall be deemed for all purposes given or provided to all such Persons.

38.6

Notwithstanding any of the provisions of these Articles any Notice, other document or information to be given or provided by the Company to a Director or to a Member may be given or provided in any manner agreed in advance by any such Director or Member.

38.7

Any amendment or revocation of a notification given to the Company or agreement under this Article shall only take effect if in Writing, signed (or authenticated by electronic means) by the Member and on actual receipt by the Company thereof.

38.8	A Notice or other document or information sent to the Company by electronic means shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

38.9

Where these Articles require or permit a Notice or other document to be authenticated by a person by electronic means, to be valid it must incorporate the electronic signature or personal identification details of that person, in such form as the Directors may approve, or be accompanied by such other evidence as the Directors may require to satisfy themselves that the document is genuine.

38.10

Where a member of the Company has received a Notice, other document or information from the Company otherwise than in hard copy form, it is entitled to require the Company to send to it a version of the Notice, other document or information in hard copy form within 21 days of the Company receiving the request.

39.	WINDING UP

39.1

Subject to any particular rights or limitations for the time being attached to any shares as may be specified in these Articles or upon which such shares may be issued if the Company is wound up, the assets available for distribution among the Members shall be apportioned and distributed pro rata according to the number of shares in issue.

39.2

If the Company is wound up, the Company may with the sanction of a Special Resolution and any other sanction required by the Law divide the whole or any part of the assets of the Company among the Members in specie and the liquidator or where there is no liquidator the Directors may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members and with the like sanction vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator or the Directors (as the case may be) with the like sanction determine but no Member shall be compelled to accept any assets upon which there is a liability.

40.	INDEMNITY

40.1

In so far as the Law allows, every present or former Officer of the Company shall be indemnified out of the assets of the Company against any loss or liability incurred by him/her by reason of being or having been such an Officer.

40.2

The Directors may without sanction of the Company in general meeting authorise the purchase or maintenance by the Company for any Officer or former Officer of the Company of any such insurance as is permitted by the Law in respect of any liability which would otherwise attach to such Officer or former Officer.

41.	NON-APPLICATION OF STANDARD TABLE

The regulations constituting the Standard Table prescribed pursuant to the Law shall not apply to the Company and are hereby expressly excluded in their entirety.

42.	SCHEME OF ARRANGEMENT

42.1	In this Article 42:

42.1.1	Magnesium Bidco Limited means Magnesium Bidco Limited, a private limited company incorporated in England & Wales; and

42.1.2

the Scheme means the Scheme of Arrangement dated February 9, 2022 between the Company and the Scheme Shareholders (as defined in the Scheme) under Article 125 of the Companies Law in its original form or with or subject to any modification, addition or condition approved or imposed by the Royal Court of Jersey and agreed by the Company and Magnesium Bidco Limited and (save as defined in this Article) expressions defined in the Scheme shall have the same meanings in this Article.

42.2

Notwithstanding any other provision of these Articles or the terms of any resolution passed by the Company in the Extraordinary General Meeting, if the Company issues any shares (other than to Magnesium Bidco Limited or its nominee(s)) on or after the Voting Record Time and at or prior to the Scheme Record Time, such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly.

42.3

Subject to the Scheme becoming effective, and notwithstanding any other provision of these Articles, if any shares are issued to any person (other than Magnesium Bidco Limited or its nominee(s)) (the “New Member”) after the Scheme Record Time (the “ Post-Scheme Shares”), such New Member shall be obliged to transfer forthwith the Post-Scheme Shares, free from encumbrances, held by the New Member (or any subsequent holder of any nominee of such New Member or any such subsequent holder), to Magnesium Bidco Limited (or as Magnesium Bidco Limited may direct) in consideration of and conditional on the payment, subject to any required withholding of taxes, of $80.00 to the New Member for every one (1) Post-Scheme Share.

42.4

On any reorganization of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the consideration per Post-Scheme Share to be provided under Article 42.3 above shall be adjusted by the Directors to proportionally reflect such change and, following such adjustment, be construed accordingly.

42.5

To give effect to any transfer required by this Article, the Company may appoint (and each New Member hereby accepts the appointment of) any person as the Company may determine as agent and/or attorney under the Powers of Attorney (Jersey) Law 1995 (and any such appointment shall be irrevocable for a period of one year from the date upon which such New Member is issued the relevant Post-Scheme Shares) for the New Member to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder, nominee of such New Member or nominee of any such subsequent holder) in favor of Magnesium Bidco Limited or its nominee(s) and do all such other things and execute and deliver all such documents as may in the opinion of the agent or Attorney be necessary or desirable to vest the Post-Scheme Shares in Magnesium Bidco Limited or its nominee(s) and, pending such vesting, to exercise all such rights to the Post-Scheme Shares as Magnesium Bidco Limited may direct. If an agent or Attorney is so appointed, the New Member shall not thereafter be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed by Magnesium Bidco Limited. The Company may give good receipt for the consideration for the Post-Scheme Shares and may register Magnesium Bidco Limited or its nominee(s) as holder thereof and issue to it certificate(s) for the same. Notwithstanding any other provision of these Articles, the Company shall not be obliged to issue a certificate to the New Member for any Post-Scheme Shares.

42.6

Notwithstanding any other provision of these Articles, the Directors may refuse to register the transfer of any Scheme Shares effected between the Scheme Record Time and the Effective Date other than to Magnesium Bidco Limited and/or its nominee(s) pursuant to the Scheme or this Article.

42.7

Notwithstanding any other provision of these Articles, the Directors may refuse to register the transfer of any shares other than pursuant to the Scheme or as provided by this Article or Article 13, but neither the Company nor the Directors may refuse to register the transfer of any shares pursuant to the Scheme or as provided by this Article or Article 13.